UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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MANDIANT, INC.

(Name of Registrant as Specified In Its Charter)

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Mandiant, Inc.
11951 Freedom Drive, 6th Floor
Reston, VA 20190

May 24, 2022

AMENDMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

MANDIANT, INC.

TO BE HELD ON JUNE 3, 2022

This amendment, dated May 24, 2022 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated April 28, 2022 (which we refer to as the “proxy statement”) filed by Mandiant, Inc. (which we refer to as “Mandiant”). The proxy statement relates to the solicitation of proxies by Mandiant’s Board of Directors (which we refer to as the “Mandiant Board”) for use at a special meeting of Mandiant’s stockholders (which we refer to as the “special meeting”). The special meeting will be held on Friday, June 3, 2022, at 8:00 a.m., Pacific Time, via a live interactive webcast on the internet at https://web.lumiagm.com/287951276. Additional information about how to attend the special meeting is contained in the proxy statement.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Since the initial filing of the proxy statement, twelve actions have been filed in the United States District Court for the Southern District of New York (which we refer to as “S.D.N.Y.”), the United States District Court for the Eastern District of New York (which we refer to as “E.D.N.Y.”), the United States District Court for the Eastern District of Pennsylvania (which we refer to as “E.D. Pa.”), the United States District Court for the Eastern District of Virginia (“E.D. Va.”), and the United States District Court for the District of Delaware (which we refer to as “D. Del.”), in connection with the transactions contemplated by the merger agreement (which we refer to collectively as the “Litigations”): Shiva Stein v. Mandiant, Inc., et al., Case No. 1:22-cv-02697 (S.D.N.Y., filed April 1, 2022), Ryan O'Dell v. Mandiant, Inc., et al., Case No. 1:22-cv-02782 (S.D.N.Y., filed April 4, 2022), Manuel Banda v. Mandiant, Inc., et al., Case No. 1:22-cv-02805 (S.D.N.Y., filed April 5, 2022), Matthew Whitfield v. Mandiant, Inc., et al., Case No. 1:22-cv-01973 (E.D.N.Y., filed April 6, 2022), Marc Waterman v. Mandiant, Inc., et al., Case No. 2:22-cv-01400 (E.D. Pa., filed April 8, 2022), Chris Farley v. Mandiant, Inc., et al., Case No. 1:22-cv-02045 (E.D.N.Y., filed April 10, 2022), Donald Boncore v. Mandiant, Inc., et al., Case No. 1:22-cv-02988 (S.D.N.Y., filed April 11, 2022), Eric Cornelius v. Mandiant, Inc., et al., Case No. 1:22-cv-02589 (E.D.N.Y., filed May 5, 2022), Cheryl White v. Mandiant, Inc., et al., Case No. 1:22-cv-00515 (E.D. Va., filed May 10, 2022), Christopher Jones v. Mandiant, Inc., et al., Case No. 1:22-cv-02844 (E.D.N.Y., filed May 16, 2022), David Kaufmann v. Mandiant, Inc., et al., Case No. 1:22-cv-00645 (D. Del., filed May 16, 2022), and John Murphy v. Mandiant, Inc., et al., Case No. 1:22-cv-00653 (D. Del., filed May 17, 2022). The Litigations, which name Mandiant and the Mandiant Board as defendants, assert claims against all defendants under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in Mandiant's proxy statement and against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false or misleading statements and seek, among other relief, (1) to enjoin defendants from consummating the merger; (2) to rescind the merger or recover damages, if the merger is completed; (3) declaratory relief; and (4) attorneys’ fees and costs. Since filing, one of the twelve Litigations has been voluntarily dismissed. In addition, Mandiant has received a total of four demand letters from purported stockholders of Mandiant (which we refer to as the “Demand Letters”) alleging that the proxy statement contained disclosure deficiencies and/or incomplete information in connection with the merger.

Mandiant believes that the disclosures set forth in the proxy statement comply fully with all applicable law and that the allegations contained in the Litigations and Demand Letters are without merit. However, in order to moot the purported stockholders’ unmeritorious disclosure claims, alleviate the costs, risks and uncertainties inherent in litigation, and provide additional information to its stockholders, Mandiant has determined to voluntarily supplement the proxy statement with certain supplemental disclosures set forth below (which we refer to as the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures in this amendment. To the contrary, Mandiant specifically denies all allegations by the purported stockholders in the Litigations that any additional disclosure was or is required or material.

The Supplemental Disclosures will not affect the timing of the special meeting.

Capitalized terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement. The Supplemental Disclosures are identified below by bold, underlined text.

Supplemental Disclosures

The first paragraph under the caption “Summary—Interests of Mandiant’s Directors and Executive Officers in the Merger” is amended and restated by replacing it with the following:

When considering the recommendation of the Mandiant Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the merger agreement, (2) approving the merger agreement and the merger and (3) recommending that the merger agreement be adopted by our stockholders, the Mandiant Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	For our executive officers, the treatment of their outstanding equity-based awards of Mandiant restricted stock units, Mandiant PSUs and Mandiant options, and outstanding rights to purchase shares ~~or~~ of our common stock under the ESPP.

•	For our non-employee directors, the accelerated vesting, at or immediately prior to the effective time of the merger, of Mandiant restricted stock units and Mandiant options.

•	For our executive officers, the entitlement to receive certain severance payments and benefits (including accelerated vesting of equity-based awards) in the event of certain qualifying terminations of employment in connection with the merger.

•	For Kevin Mandia, our chief executive officer, the entitlement to receive cash and equity incentives under a new offer letter with Parent (which incentives were not discussed generally with or presented to Mr. Mandia until March 7, 2022, after the material economic and valuation terms of the merger had been agreed to in principle) and a voting agreement with Parent and Mandiant, which obligates Mr. Mandia to vote certain of his shares of Mandiant’s common stock in favor of the adoption of the merger agreement and against any competing transaction.

•	The continued indemnification and insurance coverage for our directors and executive officers from the surviving corporation and Parent under the terms of the merger agreement.

The fourth paragraph under the caption “The Merger—Background of the Merger” is amended and restated by replacing it with the following:

On November 19, 2020, we announced a $400 million strategic investment in us by Blackstone and ClearSky. We used the proceeds of this investment, which closed on December 11, 2020, to support strategic growth initiatives. Following this investment, we leveraged Blackstone’s expertise as affiliates of a leading financial institution to support the transformation of our business. In connection with the closing of this investment, Viral Patel and Arthur W. Coviello, Jr. joined the Board. Mr. Patel is a Senior Managing Director at Blackstone, and Mr. Coviello serves as an advisor to Blackstone and ClearSky.

The seventh paragraph under the caption “The Merger—Background of the Merger” is amended and restated by replacing it with the following:

During June 2021 and July 2021, Kevin Mandia, our chief executive officer, spoke, on an individual basis, with certain members of the Mandiant Board about the possibility and advisability of exploring other strategic alternatives for Mandiant following the completion of the FireEye Divestiture, including a possible sale of Mandiant. The members of the Mandiant Board expressed support for Mr. Mandia having introductory conversations with a limited number of strategic and financial acquirers who were most likely to have an interest in an acquisition of us. Mr. Mandia subsequently engaged in these discussions. Due to Mr. Mandia and other members of Mandiant management being focused on executing the FireEye Divestiture, these discussions did not advance beyond the introductory stage until late September 2021.

The twenty-third paragraph under the caption “The Merger—Background of the Merger” is amended and restated by replacing it with the following:

Following the December 7, 2021 meeting, we began a more formalized process of reviewing strategic alternatives. During this process, Goldman Sachs, as directed and on our behalf, ultimately contacted seven potential strategic acquirers and five potential financial acquirers regarding their interest in considering an acquisition of us. In support of the process, representatives of Goldman Sachs discussed Mandiant from time to time with potential strategic and financial acquirers in order to better understand their interest in an acquisition of us. We also entered into, or were already a party to, confidentiality agreements with all seven potential strategic acquirers, including Parent, and four of the potential financial acquirers. Certain of these confidentiality agreements contained a “standstill” provision; Parent’s confidentiality agreement did not contain a “standstill” provision.~~;~~ N~~n~~one of these confidentiality agreements prohibited or now prohibit the counterparty from making a ~~public or~~ private proposal to acquire all of our common stock. Two of the seven potential strategic acquirers (one of which was Strategic C) and one of the potential financial acquirers did not pursue any further engagement in respect of an acquisition of us.

The ninety-second paragraph under the caption “The Merger—Background of the Merger” is amended and restated by replacing it with the following:

Later on February 22, 2022, the Mandiant Board met, with members of Mandiant management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The results of the strategic review process overseen by Goldman Sachs were noted, including that only Parent and Strategic A were still considering an acquisition of us in any respect. The terms of the acquisition proposal submitted by Parent (including the request to negotiate on an exclusive basis), and the recent communication from Strategic A, were discussed. The Mandiant Board noted (1) the significant due diligence already undertaken by Parent; (2) Parent’s desire to proceed quickly toward announcement of an acquisition; (3) the more limited due diligence that had been undertaken by Strategic A as compared to Parent; (4) Strategic A’s failure to provide a written acquisition proposal by the bid deadline of February 21, 2022; (5) the possibility that Parent would withdraw its acquisition proposal if it was not promptly accepted by Mandiant; and (6) the perceived level of strategic fit, as well as regulatory considerations and deal certainty, with respect to Parent compared to Strategic A. Given these considerations, the Mandiant Board determined that it wished to continue to work toward a transaction with Parent. The Mandiant Board instructed Goldman Sachs to make a counterproposal to Parent for an acquisition of us for $24.00 in cash per share of our common stock, with an exclusive negotiation period ending on March 9, 2022. The Mandiant Board also requested a conversation between Enrique Salem, our chairman of the board, Mr. Mandia and Sundar Pichai, Parent’s chief executive officer, to discuss Parent’s institutional commitment to the acquisition. Mr. Mandia confirmed to the Mandiant Board that neither he nor any member of Mandiant management had engaged in discussions with Parent regarding any post-acquisition employment terms with Parent. Mr. Mandia and the other members of Mandiant management had not discussed the possibility of post-acquisition employment with Parent. The Mandiant Board also authorized the Transaction Committee to oversee negotiations with Parent and, if it determined appropriate, to authorize us to enter into an exclusivity agreement with Parent.

The one hundred fourth and one hundred fifth paragraphs under the caption “The Merger—Background of the Merger” are amended and restated by replacing them with the following:

On March 2, 2022, the Transaction Committee met, with other members of the Mandiant Board, members of Mandiant management and representatives of each of Goldman Sachs, Wilson Sonsini and Baker Botts LLP (which we refer to as “Baker Botts”), outside antitrust counsel to Mandiant, in attendance. The material terms of the merger agreement and the points that remained under negotiation were discussed, along with the nature of the regulatory approvals needed for the merger. Wilson Sonsini reviewed a request by Parent for permission to make a post-closing employment offer to Mr. Mandia. The Transaction Committee authorized Mr. Mandia to engage in discussions with Parent related to his future employment with Parent only after the key terms of the merger agreement were agreed upon.

On March 6, 2022, the Transaction Committee met, with other members of the Mandiant Board, members of Mandiant management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The material terms of the merger agreement and the points that remained under negotiation were discussed; it was noted that the material economic and valuation terms had been agreed in principle. In response to the~~a~~ specific request from Parent, the Transaction Committee authorized Mr. Mandia (and only Mr. Mandia) to begin discussions with Parent concerning the terms of his employment with Parent following the merger.

The second paragraph under the caption “The Merger—Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Cash Flow Analysis” is amended and restated by replacing it with the following:

In addition, using discount rates ranging from 9.25 percent to 11.25 percent, reflecting estimates of Mandiant’s weighted average cost of capital, and the mid-year convention, Goldman Sachs discounted to present value as of December 31, 2021, the estimated benefits of Mandiant’s net operating losses for the fiscal years 2022 through 2035, as reflected in the Forecasts, as provided by the management of Mandiant and approved for Goldman Sachs’ use by the management of Mandiant, which resulted in a range of net present values of $60 million to $66 million. Goldman Sachs derived a range of illustrative enterprise values for Mandiant by adding the range of present values it derived as described above ~~and the net present value of the net operating losses as reflected in the Forecasts, as provided by the management of Mandiant and approved for Goldman Sachs’ use by the management of Mandiant~~. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Mandiant~~,~~ the net debt (including the amount of the liquidation preference of Mandiant’s convertible preferred stock) of $(688) million ~~Mandiant~~ as of December 31, 2021, as provided by the management of Mandiant and approved for Goldman Sachs’ use by the management of Mandiant, to derive a range of illustrative equity values for Mandiant. Goldman Sachs then divided the range of illustrative equity values it derived by the corresponding number of fully diluted outstanding shares of Mandiant (which includes the number of shares of our common stock, if any, underlying Mandiant’s convertible preferred stock attributable to the portion of the value of the convertible preferred stock in excess of the liquidation preference), the range of which was 257 million to 262 million, as provided by the management of Mandiant and approved for Goldman Sachs’ use by management of Mandiant, calculated using the treasury stock method, to derive a range of illustrative present values per share of our common stock ranging from $13.45 to $21.74.

The second paragraph under the caption “The Merger—Opinion of Goldman Sachs & Co. LLC—Illustrative Present Value of Future Share Price Analysis” is amended and restated by replacing it with the following:

Goldman Sachs then subtracted the amount of Mandiant’s forecasted net debt (including the amount of the liquidation preference of Mandiant’s convertible preferred stock) of $(464) million, $(530) million and $(699) million, as of December 31 for each of the fiscal years ended~~,~~ 2022 ~~to, December 31~~, 2023 and ~~December 31,~~ 2024, respectively, each as provided by the management of Mandiant and approved for Goldman Sachs’ use by the management of Mandiant, to derive a range of illustrative equity values for Mandiant as of December 31 for each of the fiscal years 2022 to 2024. Goldman Sachs then divided ~~the results~~each result by the ~~number of~~corresponding projected year-end number of fully diluted shares of our common stock (which includes the number of shares of our common stock, if any, underlying Mandiant’s convertible preferred stock attributable to the portion of the value of the convertible preferred stock in excess of the liquidation preference) for each of ~~the fiscal years 2022 to 2024~~fiscal years 2022, 2023 and 2024, which ranges were 262 million to 267 million, 277 million to 282 million and 289 million to 294 million, respectively, as provided by the management of Mandiant and approved for Goldman Sachs’ use by the management of Mandiant, to derive a range of implied future share prices. Goldman Sachs then discounted the December 31, 2022 to December 31, 2024 implied future share prices back to December 31, 2021 using an illustrative discount rate of 9.5 percent to derive implied present values of future share prices as of December 31, 2021. The illustrative discount rate of 9.5 percent reflected an estimate of Mandiant’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $17.47 to $26.25 per share of our common stock.

The second paragraph under the caption “The Merger—Opinion of Goldman Sachs & Co. LLC— Precedent Transaction Multiples” is amended and restated by replacing it with the following:

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs selected a reference range of EV/ NTM revenue multiples of 6.0x to 9.0x and applied such range to Mandiant’s NTM revenue as of December 31, 2021, as provided by the management of Mandiant, to derive a range of implied enterprise values for Mandiant. Goldman Sachs then subtracted from the range of implied enterprise values the amount of Mandiant’s net debt (including the amount of the liquidation preference of Mandiant’s convertible preferred stock) of $(688) million as of December 31, 2021, as provided by the management of Mandiant and approved for Goldman Sachs’ use by the management of Mandiant, to derive a range of illustrative equity values for Mandiant. Goldman Sachs then divided the results by the corresponding number of fully diluted outstanding shares of our common stock (which includes the number of shares of our common stock, if any, underlying Mandiant’s convertible preferred stock attributable to the portion of the value of the convertible preferred stock in excess of the liquidation preference), as of March 4, 2022, the range of which was 257 million to 263 million, as provided by the management of Mandiant and approved for Goldman Sachs’ use by the management of Mandiant, calculated using the treasury stock method, to derive a range of implied equity values per share of our common stock of $16.08 to $22.30.

The paragraph under the caption “The Merger—Opinion of Goldman Sachs & Co. LLC—Premia Paid Analysis” is amended and restated by replacing it with the following:

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 535 all-cash acquisition transactions announced from ~~2017~~2010 through February 14, 2022, involving a public company based in the United States as the target where the disclosed enterprise value for the transaction was between $1 billion and $10 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 29 percent across the period. This analysis also indicated a 25th percentile premium of 17 percent and a 75th percentile premium of 49 percent across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 17% to 49 percent to the unaffected closing price per share of our common stock of $15.06 as of February 7, 2022 and calculated a range of implied equity values per share of our common stock of $17.62 to $22.44.

The fifth paragraph under the caption “The Merger—Opinion of Goldman Sachs & Co. LLC—General” is amended and restated by replacing it with the following:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Mandiant, Parent, any of their respective affiliates and third parties, including Alphabet Inc. (which is referred to as “Alphabet”), an affiliate of Parent, and any of its affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Mandiant in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Mandiant and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as Mandiant’s financial advisor in connection with the sale of its FireEye Products business in October 2021. During the two year period ended March 7, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Mandiant and/or its affiliates of approximately $20 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Parent, Alphabet and/or their respective affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as dealer with respect to Alphabet’s commercial paper program since February 2016; as left lead bookrunner with respect to the public offering of Alphabet’s 0.450% Notes due 2025 (aggregate principal amount $1 billion), 0.800% Notes due 2027 (aggregate principal amount $1 billion), 1.100% Notes due 2030 (aggregate principal amount $2.25 billion), 1.900% Notes due 2040 (aggregate principal amount $1.25 billion), 2.050% Notes due 2050 (aggregate principal amount $2.5 billion) and 2.250% Notes due 2060 (aggregate principal amount $2 billion) in August 2020; as financial advisor to Ionic Security Inc., a former portfolio company of Google Ventures, an affiliate of Alphabet, with respect to its sale in April 2021; and as financial advisor to Kobalt Music Group Limited, a former portfolio company of Google Ventures, with respect to its sale in May 2021. During the two year period ended March 7, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Parent, Alphabet and/or their respective affiliates and portfolio companies of approximately $~~5~~13.6 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Mandiant, Parent, Alphabet and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Parent, Alphabet and their respective affiliates from time to time and may do so in the future.

The table under the caption “The Merger—Projected Financial Information” is amended and restated by replacing it with the following:

	Fiscal year ending December 31,
(dollars in millions)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	$575	$759	$949	$1,178	$1,425	$1,674	$1,906	$2,099	$2,229	$2,361	$2,494	$2,627	$2,757	$2,885
Gross profit	362	515	673	867	1,057	1,251	1,432	1,583	1,689	1,796	1,904	2,011	2,117	2,221
Research and development	(140)	(155)	(164)	(178)	(181)	(184)	(191)	(210)	(223)	(236)	(249)	(263)	(276)	(289)
Sales and marketing	(222)	(272)	(321)	(383)	(451)	(514)	(568)	(607)	(624)	(661)	(698)	(735)	(772)	(808)
General and administrative	(66)	(78)	(80)	(89)	(109)	(129)	(148)	(165)	(176)	(187)	(197)	(207)	(218)	(228)
EBIT (excluding stock-based compensation expense)(1)	(65)	10	107	217	316	423	525	602	665	712	759	806	852	896
Normalized d~~D~~epreciation	17	18	18	19	24	29	35	40	45	51	57	64	72	70
EBITDA (excluding stock-based compensation expense)(2)	(48)	28	125	235	340	452	560	642	710	763	816	870	923	967
Other income/expense	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
Cash taxes(3)	(4)	(4)	(4)	(5)	(25)	(47)	(70)	(88)	(102)	(111)	(121)	(131)	(141)	(150)
Capital expenditures	(26)	(32)	(37)	(43)	(49)	(53)	(56)	(56)	(54)	(58)	(61)	(64)	(67)	(70)
Unlevered free cash flow(4)	(14)	82	168	268	344	431	507	558	595	635	676	716	756	786
Stock-based compensation expense	(167)	(176)	(195)	(211)	(214)	(218)	(210)	(200)	(200)	(200)	(200)	(200)	(200)	(200)
Unlevered free cash flow (including stock-based compensation treated as a cash expense)	(180)	(94)	(27)	57	130	213	297	358	395	435	476	516	556	586

(1)	EBIT is defined as Mandiant’s gross profit less research and development, sales and marketing, and general and administrative expense.
(2)	EBITDA is defined as Mandiant’s EBIT plus the dollar amount of ~~depreciation and amortization~~normalized depreciation.
(3)	Excludes tax shield from net operating loss utilization.
(4)	Unlevered free cash flow is defined as Mandiant’s EBITDA plus change in deferred revenue, less other ~~income/~~expense, cash taxes, restructuring / one-time items, and capital expenditures.

*                *                *

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Call toll free: 1 (800) 322-2885

Email: proxy@mackenziepartners.com